Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Michael J. Rockenbach	Press Contact:	Robin Austin
	Chief Financial Officer		Director, Public Relations
	(714) 885-3695		(714) 885-3462
Emulex Corporation Announces Leadership Succession
President and Chief Operating Officer, James M. McCluney, to become President and Chief
Executive Officer and a member of the Board of Directors; Chief Executive Officer, Paul F.
Folino, to become Executive Chairman of the Board.

     COSTA MESA, Calif., September 5, 2006 – Emulex Corporation (NYSE:ELX) announced today that its Board of Directors has unanimously approved a succession plan that will ensure strong leadership at Emulex in the years to come. James M. McCluney, President and Chief Operating Officer of Emulex, today becomes President and Chief Executive Officer of Emulex and a member of the Board of Directors. Jim joined Emulex in 2003 as President and Chief Operating Officer after Emulex acquired Vixel Corporation where Jim served as Vixel’s President and Chief Executive Officer. Paul F. Folino, who has been Emulex’s Chief Executive Officer since 1993, now becomes Executive Chairman of the Board. Paul and Jim have been working towards this succession plan since the acquisition of Vixel and a very smooth transition is anticipated.
     “I want to thank the Board of Directors for their confidence in our plans and process,” stated Jim McCluney. “I believe Emulex is very well positioned to execute on our 2007 operating goals and strategies and I am very grateful for the support and confidence the Board of Directors has in our leadership team.”
     “As Chief Executive Officer of Emulex for the past thirteen years, one of my key responsibilities was to build a strong leadership team that could continue to take Emulex to the
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Emulex Announces Leadership Succession
September 5, 2006

next level,” stated Paul Folino. “With our eighth straight year of sequential revenue growth and record non-GAAP earnings behind us in fiscal 2006, I am pleased to turn the Chief Executive Officer position over to someone of Jim McCluney’s caliber. Having worked closely with Jim over the past three years and seeing Jim’s leadership style and operational capabilities first hand, I am confident that Jim and the senior management team will continue to build upon our successes. As Executive Chairman of the Board, I plan to continue to work closely with Jim and his team while focusing on the integration of our two most recent acquisitions, Aarohi Communications and Sierra Logic, Inc., and our long-term strategic plan.
About Emulex
     Emulex Corporation is the most trusted name in storage networking connectivity. The world’s leading server and storage providers rely on Emulex award-winning HBAs, embedded storage switching and I/O controller products to build reliable, scalable and high performance storage solutions. Emulex ranked number 19 in the Deloitte 2005 Technology Fast 50 and is listed on the New York Stock Exchange (NYSE:ELX). Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
EMULEX We network storage
     This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.
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